Exhibit 99.1

BankUnited, Inc. Reports Second Quarter 2011 Results

Miami Lakes, Fla. - July 27, 2011 — BankUnited, Inc. (or the “Company”) (NYSE: BKU) today announced financial results for the second quarter of 2011.

For the quarter ended June 30, 2011, the Company reported net income of $44.0 million or $0.44 per share.  For the quarter ended June 30, 2010, net income was $51.2 million, or $0.55 per share.  For the six months ended June 30, 2011, after deducting a previously disclosed one-time charge of $110.4 million recorded in conjunction with the Company’s initial public offering (IPO) in the first quarter of 2011, the Company reported a net loss of $(23.7) million, or $(0.25) per share.  The $110.4 million charge, which is not deductible for tax purposes, reduced net income by $110.4 million, or $1.16 per share.  For the six months ended June 30, 2010, net income was $111.9 million, or $1.20 per share.

All earnings per share amounts reflect the 10-for-1 split of the Company’s outstanding common shares effective January 10, 2011.

John Kanas, Chairman, President, and Chief Executive Officer, said “As expected, commercial loan growth accelerated significantly this quarter.  While the Florida marketplace continues to struggle, our strategy of attracting seasoned commercial bankers from the local market continues to produce outsized results.  Our market share is expanding every day and our growth prospects for the rest of 2011 are excellent.”

Financial Highlights

•                  Non-Covered Loans, or those loans originated or purchased by the Company since May 21, 2009, grew by $301.6 million during the second quarter.  For the six months ended June 30, 2011, Non-Covered Loans increased by $356.4 million to $894.6 million, an annualized growth rate of 134%.

•                  In the second quarter, core deposits, which the Company defines as total deposits less certificates of deposit, grew $145.6 million, to $4.4 billion, as the Company continued to transform its deposit base.  For the six months ended June 30, 2011, core deposits grew $379.0 million, an annualized growth rate of 19%, with non-interest bearing demand accounts growing at an annualized rate of 45%.

•                  Book value and tangible book value per common share were $15.18 and $14.48, respectively, at June 30, 2011.

•                  On June 2, 2011, the Company entered into a Merger Agreement with Herald National Bank (“Herald”), a national banking association based in the New York metropolitan area.  Herald had total assets of $501.1 million at March 31, 2011.

Capital Ratios

BankUnited continues to maintain a robust capital position.  The Bank’s capital ratios at June 30, 2011 were as follows:

Tier 1 leverage	10.79%

Tier 1 risk-based capital	40.62%

Total risk-based capital	41.50%

BankUnited continues to exceed all regulatory guidelines required to be considered well capitalized.

At June 30, 2011, BankUnited, Inc.’s tangible common equity to tangible assets ratio was 13.06% (see Non-GAAP Financial Measure below).

Loans

Total loans declined to $3.8 billion at June 30, 2011 from $3.9 billion at December 31, 2010, reflecting continued resolution of Covered Loans. Non-Covered Loans increased by $356.4 million or 66%, to $894.6 million at June 30, 2011 from $538.2 million at December 31, 2010.  Covered Loans declined to $2.9 billion at June 30, 2011 from $3.4 billion at December 31, 2010.

In the second quarter of 2011, the Company’s Non-Covered commercial portfolio (including commercial loans, commercial real estate loans, and leases) grew $178.9 million to $638.8 million, reflecting the Company’s expansion of market share in Florida.  For the six months ended June 30, 2011, the Non-Covered commercial portfolio grew $208.6 million from $430.2 million to $638.8 million.

For the quarter ended June 30, 2011, the Company’s residential portfolio grew $124.2 million to $266.7 million, primarily reflecting the Company’s purchase of residential loans outside of Florida to help diversify credit risk within the residential portfolio.  For the six months ended June 30, 2011, the Non-Covered residential portfolio grew $151.0 million from $115.7 million to $266.7 million.

A comparison of portfolio composition at June 30, 2011 and December 31, 2010 follows:

	Non-covered loans		Total loans
	June 30, 2011	December 31, 2010	June 20, 2011	December 31, 2010
Single family residential and home equity	29.3%	21.1%	70.7%	75.2%
Commercial real estate	25.1%	29.7%	16.8%	15.9%
Commercial	45.2%	48.6%	12.3%	8.7%
Consumer	0.4%	0.6%	0.2%	0.2%

Asset Quality

The Company’s asset quality remained strong, with credit risk limited by its Loss Sharing Agreements with the FDIC.  At June 30, 2011, Covered Loans represented 77% of the total loan portfolio, as compared to 86% at December 31, 2010.

The ratio of non-performing loans to total loans was 0.90% at June 30, 2011 as compared to 0.94% at March 31, 2011 and 0.66% at December 31, 2010.  At June 30, 2011, non-performing assets totaled $176.1 million, including $141.7 million of other real estate owned (“OREO”) as compared to $217.6 million, including $182.5 million of OREO, at March 31, 2011, and $232.5 million, including $206.7 million of OREO, at December 31, 2010.  All OREO at June 30, 2011 is covered by the Company’s Loss Sharing Agreements.

For the quarters ended June 30, 2011 and 2010, the Company recorded a (benefit) provision for loan losses of $(2.9) million and $17.9 million, respectively.  Of these amounts $(6.4) million and $16.7 million, respectively, related to Covered Loans and $3.5 million and $1.2 million, respectively, related to loans originated since May 21, 2009.  The (benefit) provisions related to Covered Loans were significantly mitigated by (decreases) increases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

For the six months ended June 30, 2011 and 2010, the Company recorded a provision for loan losses of $8.6 million and $26.1 million, respectively.  Of these amounts, $3.6 million and $24.4 million, respectively, related to Covered Loans, and $5.0 million and $1.7 million, respectively, related to Non-Covered Loans.  The provisions related to Covered Loans were significantly mitigated by increases in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan losses for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30, 2011				Three Months Ended June 30, 2010
	ACI Loans	Non-ACI Loans	Non- Covered Loans	Total	ACI Loans	Non-ACI Loans	Non- Covered Loans	Total
Balance at beginning of period	$36,709	$17,302	$7,546	$61,557	$20,021	$4,267	$1,833	$26,121
Provision	(6,563)	120	3,551	(2,892)	8,005	8,733	1,170	17,908
Charge-offs	(1,063)	(1,313)	(565)	(2,941)	(2,480)	(29)	—	(2,509)
Recoveries	893	14	8	915	—	—	—	—
Balance at end of period	$29,976	$16,123	$10,540	$56,639	$25,546	$12,971	$3,003	$41,520

	Six Months Ended June 30, 2011				Six Months Ended June 30, 2010
	ACI Loans	Non-ACI Loans	Non- Covered Loans	Total	ACI Loans	Non-ACI Loans	Non- Covered Loans	Total
Balance at beginning of period	$39,925	$12,284	$6,151	$58,360	$20,021	$1,266	$1,334	$22,621
Provision	(2,719)	6,293	4,990	8,564	12,688	11,734	1,669	26,091
Charge-offs	(8,123)	(2,468)	(615)	(11,206)	(7,163)	(29)	—	(7,192)
Recoveries	893	14	14	921	—	—	—	—
Balance at end of period	$29,976	$16,123	$10,540	$56,639	$25,546	$12,971	$3,003	$41,520

Investment Securities

Investment securities grew to $3.8 billion at June 30, 2011 from $2.9 billion at December 31, 2010.  The average yield on investment securities was 3.66% for the six months ended June 30, 2011 as compared to 4.54% for the six months ended June 30, 2010.  The decline in yield reflects the impact of purchases of securities at lower prevailing market rates of interest.

Deposits

At June 30, 2011, core deposits totaled $4.4 billion as compared to $4.0 billion at December 31, 2010.  Core deposits comprised 64% of total deposits at June 30, 2011 as compared to 56% of total deposits at December 31, 2010.  Non-interest bearing demand accounts grew $112.2 million to $606.7 million during the six months ended June 30, 2011, principally driven by growth in commercial and small business accounts.  Total deposits declined to $6.8 billion at June 30, 2011 as compared to $7.2 billion at December 31, 2010 primarily as a result of continued run-off of time deposits.  The average cost of interest bearing deposits was 1.24% for the quarter ended June 30, 2011 as compared to 1.60% for the quarter ended June 30, 2010 and 1.25% for the six months ended June 30, 2011 as compared to 1.59% for the six months ended June 30, 2010.  The decrease in the average cost of deposits was primarily attributable to the continued shift of deposit mix from time deposits to lower cost deposit products and a decline in market rates of interest.

Net interest income

Net interest income for the quarter ended June 30, 2011 totaled $117.3 million, as compared to $96.2 million for the quarter ended June 30, 2010.  Net interest income for the six months ended June 30, 2011 was $229.6 million as compared to $188.7 million for the six months ended June 30, 2010.

The Company’s net interest margin for the quarter and six months ended June 30, 2011 was 5.99% and 5.87%, respectively, as compared to 4.93% and 4.90% for the quarter and six months ended June 30, 2010.

The Company’s net interest margin for the quarter and six months ended June 30, 2011, and to a lesser extent in the quarter and six months ended June 30, 2010, was impacted by reclassification from non-accretable difference to accretable yield on ACI loans (defined as Covered Loans acquired with evidence of credit impairment).  Non-accretable difference at the Acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceed the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the Acquisition, the Company reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the six months ended June 30, 2011 and the year ended December 31, 2010 were as follows (in thousands):

	Six months ended	Year ended
	June 30, 2011	December 31, 2010
Balance, beginning of period	$1,833,974	$1,734,233
Reclassifications from non-accretable difference	64,058	487,718
Accretion	(209,981)	(387,977)
Balance, end of period	$1,688,051	$1,833,974

Non-interest income

Non-interest income for the quarter ended June 30, 2011 was $52.9 million, as compared to $83.7 million for the quarter ended June 30, 2010.  For the six months ended June 30, 2011, non-interest income was $117.1 million as compared to $166.2 million for the six months ended June 30, 2010.

Non-interest income for the quarter and six months ended June 30, 2011 was impacted by lower accretion of discount on the FDIC indemnification asset of $14.9 million and $34.4 million respectively, as compared to $36.8 million and $91.2 million, respectively, for the quarter and six months ended June 30, 2010.  As the expected cash flows from ACI loans have increased as discussed above, the Company expects reduced cash flows from the FDIC indemnification asset, resulting in lowered accretion.

Income from resolution of covered assets, net was $3.1 million and $2.4 million, respectively, for the quarter and six months ended June 30, 2011, as compared to $58.6 million and $95.0 million respectively, for the quarter and six months ended June 30, 2010.  As the Company has reclassified amounts from non-accretable difference to accretable yield as discussed above, income from the resolution of loans has decreased.

Net gain (loss) on indemnification asset was $11.3 million and $37.6 million, respectively, for the quarter and six months ended June 30, 2011, as compared to $(27.0) million and $(50.0) million, respectively, for the quarter and six months ended June 30, 2010.  Factors impacting this variance included the variance in impairment of OREO as discussed below, as well as the variance in income from resolution of covered assets, net as discussed above.

Non-interest expense

Non-interest expense totaled $95.9 million for the quarter ended June 30, 2011 as compared to $74.4 million for the quarter ended June 30, 2010.  For the six months ended June 30, 2011, non-interest expense totaled $300.2 million, as compared to $140.1 million for the six months ended June 30, 2010.  Non-interest expense for the six months ended June 30, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO in the first quarter of 2011.

In the aggregate, OREO related expense, gain (loss) on sale of OREO, foreclosure expense, and impairment of other real estate owned totaled $29.1 million and $59.7 million, respectively, for the quarter and six months ended June 30, 2011 as compared to $16.4 million and $31.0 million, respectively, for the quarter and six months ended June 30, 2010.  The higher level of expense in 2011 reflected the continuing high volume of foreclosure and OREO sales activity, and the continuing depreciation in home prices in the Company’s market areas.

Non-GAAP Financial Measure

Tangible common equity to tangible assets is a non-GAAP financial measure.  For purposes of computing tangible common equity to tangible assets, tangible common equity is calculated as common stockholders’ equity less goodwill and other intangible assets, net, and tangible assets is calculated as total assets less goodwill and other intangible assets, net. Tangible common equity to tangible assets should not be viewed as a substitute for total stockholders’ equity to total assets.  The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See the reconciliation below (dollars in thousands):

	June 30,	December 31,
	2011	2010

Total stockholders’ equity	$1,476,673	$1,253,508
Less: goodwill and other intangible assets, net	68,835	69,011
Tangible common stockholders’ equity	$1,407,838	$1,184,497

Total assets	$10,846,659	$10,869,560
Less: goodwill and other intangible assets, net	68,835	69,011
Tangible Assets	$10,777,824	$10,800,549

Equity to assets	13.61%	11.53%

Tangible common equity to tangible assets	13.06%	10.97%

Management of the Company believes this non-GAAP financial measure provides an additional meaningful method of evaluating certain aspects of the Company’s capital strength from period to period on a basis that may not be otherwise apparent under GAAP.  Management also believes that this non-GAAP financial measure, which complements the capital ratios defined by regulators, is useful to investors who are interested in the Company’s equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

About BankUnited and the Acquisition

BankUnited, Inc. is a savings and loan holding company with two wholly-owned subsidiaries:  BankUnited, which is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services.  BankUnited is a federally-chartered, federally-insured savings association headquartered in Miami Lakes, Florida, with $10.8 billion of assets, more than 1,200 professionals and 81 branches in 13 counties at June 30, 2011.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009 and was initially capitalized with $945.0 million by a group of investors.  On May 21, 2009, BankUnited was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred as the “Acquisition”.  Concurrently with the Acquisition, BankUnited entered into two loss sharing agreements, or the “Loss Sharing Agreements”, which cover certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “Covered Assets” (or, in certain cases, “Covered Loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.

Pursuant to the terms of the Loss Sharing Agreements, the Covered Assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold, calculated, in each case, based on UPB (or, for investments securities, unamortized cost basis) plus certain interest and expenses.  The Company’s current estimate of cumulative losses on the Covered Assets is approximately $4.8 billion.  The Company has received $1.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook”, “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.

Conference Call

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on July 27, 2011. The earnings release will be available on the Investor Relations page under “About Us” on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 713-4213 (domestic) or, (617) 213-4865 (international). The name of the call is BankUnited, and the passcode for the call is 52674175. A replay of the call will be available from 12:00 p.m. ET on July 27, 2011 through

11:59 p.m. ET on August 3, 2011 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 59294783. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

Investor Relations Contact:	Media Contact:

Douglas J. Pauls	Mary Harris
dpauls@bankunited.com	mharris@bankunited.com
305-461-6841	305-817-8117

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except per share data)

	June 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks:
Non-interest bearing	$34,899	$44,860
Interest bearing	12,159	12,523
Due from Federal Reserve Bank	291,582	502,828
Federal funds sold	5,119	4,563
Cash and cash equivalents	343,759	564,774
Investment securities available for sale, at fair value (including covered securities of $255,709 and $263,568)	3,769,368	2,926,602
Federal Home Loan Bank stock	182,639	217,408
Loans held for sale	1,152	2,659
Loans (including covered loans of $2,923,637 and $3,396,047)	3,818,265	3,934,217
Allowance for loan losses	(56,639)	(58,360)
Loans, net	3,761,626	3,875,857
FDIC indemnification asset	2,252,920	2,667,401
Bank owned life insurance	164,794	207,061
Other real estate owned, covered by loss sharing agreements	141,723	206,680
Income tax receivable	12,584	10,862
Goodwill and other intangible assets	68,835	69,011
Other assets	147,259	121,245
Total assets	$10,846,659	$10,869,560

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$606,676	$494,499
Interest bearing	410,794	349,985
Savings and money market	3,340,919	3,134,884
Time	2,466,260	3,184,360
Total deposits	6,824,649	7,163,728

Securities sold under agreements to repurchase	2,165	492
Federal Home Loan Bank advances	2,245,744	2,255,200
Deferred tax liability, net	44,235	4,618
Advance payments by borrowers for taxes and insurance	38,636	22,563
Other liabilities	214,557	169,451
Total liabilities	9,369,986	9,616,052

Commitments and contingencies

Stockholders’ equity:
Common Stock, par value $0.01 per share
400,000,000 and 110,000,000 shares authorized; 97,249,874 and 92,971,850 shares issued and outstanding	972	930
Paid-in capital	1,220,782	950,831
Retained earnings	217,720	269,781
Accumulated other comprehensive income	37,199	31,966
Total stockholders’ equity	1,476,673	1,253,508
Total liabilities and stockholders’ equity	$10,846,659	$10,869,560

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Interest income:
Interest and fees on loans	$122,243	$107,584	$236,894	$211,670
Interest and dividends on investment securities available for sale	29,237	31,757	61,786	61,127
Other	617	307	1,623	788

Total interest income	152,097	139,648	300,303	273,585

Interest expense:
Interest on deposits	19,024	28,635	39,330	56,914
Interest on borrowings	15,751	14,830	31,324	27,995

Total interest expense	34,775	43,465	70,654	84,909

Net interest income before provision for loan losses	117,322	96,183	229,649	188,676
Provision for loan losses	(2,892)	17,908	8,564	26,091

Net interest income after provision for loan losses	120,214	78,275	221,085	162,585

Non-interest income:
Accretion of discount on FDIC indemnification asset	14,873	36,776	34,443	91,160
Income from resolution of covered assets, net	3,076	58,593	2,366	94,990
Net gain (loss) on indemnification asset	11,312	(26,950)	37,634	(49,985)
FDIC reimbursement of costs of resolution of covered assets	8,241	7,880	18,741	14,315
Service charges	2,648	2,589	5,332	5,220
Gain (loss) on sale or exchange of investment securities available for sale	100	(2,836)	103	(2,810)
Mortgage insurance income	6,784	2,255	8,085	5,057
Other non-interest income	5,824	5,442	10,416	8,258

Total non-interest income	52,858	83,749	117,120	166,205

Non-interest expense:
Employee compensation and benefits	41,364	34,081	190,670	63,504
Occupancy and equipment	8,791	7,418	16,396	13,642
Impairment of other real estate owned	8,187	5,063	17,786	5,901
Foreclosure expense	6,057	7,932	10,527	19,375
(Gain) loss on sale of OREO	12,264	(1,693)	24,474	(3,167)
OREO related expense	2,589	5,086	6,932	8,886
Change in value of FDIC warrant	—	2,353	—	3,205
Deposit insurance expense	2,329	3,706	6,518	6,951
Professional fees	3,507	2,469	6,736	4,662
Telecommunications and data processing	3,418	2,746	6,866	5,736
Other non-interest expense	7,383	5,272	13,323	11,440

Total non-interest expense	95,889	74,433	300,228	140,135

Income (loss) before income taxes	77,183	87,591	37,977	188,655
Provision for income taxes	33,188	36,427	61,642	76,772

Net income (loss)	$43,995	$51,164	$(23,665)	$111,883

Earnings (loss) per common share, basic and diluted	$0.44	$0.55	$(0.25)	$1.20

Cash dividends declared per common share	$0.14	$—	$0.28	$—

BankUnited Inc.

Average Balances and Yields

(dollars in thousands)

	For the Three Months Ended June 30,
	2011			2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$896,029	$6,719	3.00%	$478,314	$2,633	2.20%
Mortgage-backed securities	2,645,694	22,518	3.40%	2,562,620	29,124	4.55%
Total investment securities available for sale	3,541,723	29,237	3.30%	3,040,934	31,757	4.18%
Other interest earning assets	572,792	617	0.43%	512,370	307	0.24%
Loans receivable	3,722,389	122,243	13.15%	4,242,681	107,584	10.15%
Total interest earning assets	7,836,904	152,097	7.77%	7,795,985	139,648	7.17%
Allowance for loan losses	(61,168)			(27,143)
Noninterest earning assets	2,983,739			3,581,432
Total assets	$10,759,475			$11,350,274
Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$372,060	$624	0.67%	$247,812	$461	0.75%
Savings and money market	3,248,353	7,023	0.87%	2,794,346	8,557	1.23%
Time deposits	2,546,673	11,377	1.79%	4,126,542	19,617	1.91%
Total interest bearing deposits	6,167,086	19,024	1.24%	7,168,700	28,635	1.60%
Borrowings:
FHLB advances	2,248,514	15,747	2.81%	2,290,470	14,820	2.60%
Repurchase agreements	3,785	4	0.42%	9,955	10	0.40%
Total interest bearing liabilities	8,419,385	34,775	1.66%	9,469,125	43,465	1.84%
Non-interest bearing demand deposits	619,052			419,064
Other non-interest bearing liabilities	270,951			274,191
Total liabilities	9,309,388			10,162,380
Equity	1,450,087			1,187,894
Total liabilities and equity	$10,759,475			$11,350,274
Net interest income		$117,322			$96,183
Interest rate spread			6.11%			5.33%
Net interest margin			5.99%			4.93%

(1) Annualized

BankUnited Inc.

Average Balances and Yields

(dollars in thousands)

	For the Six Months Ended June 30,
	2011			2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$799,223	$12,133	3.04%	$292,120	$3,488	2.39%
Mortgage-backed securities	2,573,183	49,653	3.86%	2,400,214	57,639	4.80%
Total investment securities available for sale	3,372,406	61,786	3.66%	2,692,334	61,127	4.54%
Other interest earning assets	682,059	1,623	0.48%	648,527	788	0.25%
Loans receivable	3,762,366	236,894	12.62%	4,332,510	211,670	9.77%
Total interest earning assets	7,816,831	300,303	7.70%	7,673,371	273,585	7.13%
Allowance for loan losses	(59,813)			(25,060)
Noninterest earning assets	3,078,889			3,667,121
Total assets	$10,835,907			$11,315,432
Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$361,002	$1,177	0.66%	$233,580	$917	0.79%
Savings and money market	3,250,407	14,249	0.88%	2,728,210	18,119	1.34%
Time deposits	2,719,296	23,904	1.77%	4,261,996	37,878	1.79%
Total interest bearing deposits	6,330,705	39,330	1.25%	7,223,786	56,914	1.59%
Borrowings:
FHLB advances	2,250,855	31,319	2.81%	2,228,703	27,947	2.53%
Repurchase agreements	2,045	5	0.49%	12,512	48	0.77%
Total interest bearing liabilities	8,583,605	70,654	1.66%	9,465,001	84,909	1.81%
Non-interest bearing demand deposits	572,595			382,117
Other non-interest bearing liabilities	274,350			305,678
Total liabilities	9,430,550			10,152,796
Equity	1,405,357			1,162,636
Total liabilities and equity	$10,835,907			$11,315,432
Net interest income		$229,649			$188,676
Interest rate spread			6.04%			5.32%
Net interest margin			5.87%			4.90%

(1) Annualized

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010
Financial ratios
Return on average assets	1.64%	1.80%	-0.44%	1.98%
Return on average stockholder’s equity	12.14%	17.23%	-3.37%	19.25%
Net interest margin	5.99%	4.93%	5.87%	4.90%

	June 30, 2011	December 31, 2010
Capital ratios
Tier 1 risk-based capital	40.62%	41.30%
Total risk-based capital	41.50%	42.04%
Tier 1 leverage	10.79%	10.34%

	June 30, 2011	December 31, 2010
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.90%	0.66%
Non-performing assets to total assets (2)	1.62%	2.14%
Allowance for loan losses to total loans (3)	1.48%	1.48%
Allowance for loan losses to non-performing loans (1)	164.92%	226.35%
Net charge-offs to average loans	0.55%	0.37%

(1)          We define non-performing loans to include nonaccrual loans and loans, other than ACI loans, that are past due 90 days or more and still accruing.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.  The carrying value of ACI loans contractually delinquent by more than 90 days, but not identified as non-performing was $538.4 million and $717.7 million at June 30, 2011 and December 31, 2010, respectively.

(2)          Non-performing assets include non-performing loans and other real estate owned.

(3)          Total loans is net of unearned discounts and deferred fees and costs.